Exhibit 31.1

CHIEF EXECUTIVE OFFICER CERTIFICATION

I, Edgar Bronfman, Jr., certify that:

1. I have reviewed this quarterly report on Form 10-Q/A for the period ended June 30, 2010 of WMG Acquisition Corp. (the “Registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report.

Dated: August 24, 2010

/s/ EDGAR BRONFMAN, JR.
Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)